SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. _____)*



                        Geotel Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    373656107
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 373656107                                             13 G                   Page 2 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Matrix Partners III, L.P. ("Matrix III")
                     Tax ID Number:    04-3080605
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware Limited Partnership
--------------------------------------------------------------------------------------------------------------------

             NUMBER OF             5        SOLE VOTING POWER
              SHARES                        2,011,277 shares, except that Matrix
           BENEFICIALLY                     III Management Co.("Matrix III MC"),
          OWNED BY EACH                     the general  partner of  Matrix III,
         REPORTING PERSON                   and   Messrs.  Ferri,  Fluegel  and
               WITH                         Humphreys, the managing partners of
                                            Matrix III MC, may be deemed to have
                                            shared  power to vote  these shares.
                                   -------- -----------------------------------------------------------------------

                                   6        SHARED VOTING POWER
                                            See response to row 5.
                                   -------- -----------------------------------------------------------------------

                                   7        SOLE DISPOSITIVE POWER
                                            2,011,277   shares,   except   that
                                            Matrix III Management Co.  ("Matrix
                                            III MC"),  the  general  partner of
                                            Matrix  III,  and  Messrs.   Ferri,
                                            Fluegel and Humphreys, the managing
                                            partners  of Matrix  III MC, may be
                                            deemed  to  have  shared  power  to
                                            dispose of these shares.
                                   -------- -----------------------------------------------------------------------

                                   8        SHARED DISPOSITIVE POWER
                                            See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,011,277
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   14.54%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 373656107                                             13 G                   Page 3 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Matrix III Management Company (Matrix III MC")
                     Tax ID Number:    04-3080604
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Massachusetts General Partnership
--------------------------------------------------------------------------------------------------------------------

             NUMBER OF             5        SOLE VOTING POWER
              SHARES                        0 shares
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                   -------- -----------------------------------------------------------------------

                                   6        SHARED VOTING POWER
                                            2,011,277 shares,  all of which are
                                            directly   owned  by  Matrix   III.
                                            Matrix   III  MC  is  the   general
                                            partner of Matrix  III,  and may be
                                            deemed to have shared power to vote
                                            such shares.
                                   -------- -----------------------------------------------------------------------

                                   7        SOLE DISPOSITIVE POWER
                                            0 shares
                                   -------- -----------------------------------------------------------------------

                                   8        SHARED DISPOSITIVE POWER
                                            2,011,277 shares,  all of which are
                                            directly   owned  by  Matrix   III.
                                            Matrix   III  MC  is  the   general
                                            partner of Matrix  III,  and may be
                                            deemed  to  have  shared  power  to
                                            dispose of such shares.
--------------------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                2,011,277 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                             N/A                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   14.54%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 373656107                                             13 G                   Page 4 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Paul J. Ferri ("Ferri")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------

             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,011,277 shares, all of which are directly owned by Matrix III.
                                             Ferri is a managing partner of Matrix III MC, the general partner of
                                             Matrix  III,  and may be  deemed to
                                             have  shared  power  to  vote  such
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,011,277 shares, all of which are directly owned by Matrix III.
                                             Ferri is a managing partner of Matrix III MC, the general partner of
                                             Matrix  III,  and may be  deemed to
                                             have  shared  power to  dispose  of
                                             such shares.
--------------------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                       2,011,277 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    N/A                           [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   14.54%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 373656107                                             13 G                   Page 5 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Frederick K. Fluegel ("Fluegel")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------------------------------------------

             NUMBER OF             5        SOLE VOTING POWER
              SHARES                        2,000 shares
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                   -------- -----------------------------------------------------------------------

                                   6        SHARED VOTING POWER
                                            2,011,277 shares, all of which are directly owned by Matrix III.
                                            Fluegel is a managing partner of Matrix III MC, the general partner of Matrix III, and may be deemed to have shared power to vote such shares.
                                   -------- -----------------------------------------------------------------------

                                   7        SOLE DISPOSITIVE POWER
                                            2000 shares
                                   -------- -----------------------------------------------------------------------

                                   8        SHARED DISPOSITIVE POWER
                                            2,011,277 shares, all of which are directly owned by Matrix III.
                                            Fluegel is a managing partner of Matrix III MC, the general partner of Matrix III, and may be deemed to have shared power to dispose of such shares.
--------------------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                       2,013,277 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                 [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   14.56%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 373656107                                             13 G                   Page 6 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     W. Michael Humphreys ("Humphreys")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)     [X]
--------------------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------------------------------------------

             NUMBER OF             5        SOLE VOTING POWER
              SHARES                        0 shares
           BENEFICIALLY
            REPORTING
          OWNED BY EACH
             PERSON
              WITH
                                   -------- -----------------------------------------------------------------------

                                   6        SHARED VOTING POWER
                                            2,011,277 shares, all of which are directly owned by Matrix III.
                                            Humphreys is a managing partner of Matrix III MC, the general partner of Matrix III, and may be deemed to have shared power to vote such shares.
                                   -------- -----------------------------------------------------------------------

                                   7        SOLE DISPOSITIVE POWER
                                            0 shares
                                   -------- -----------------------------------------------------------------------

                                   8        SHARED DISPOSITIVE POWER
                                            2,011,277 shares, all of which are directly owned by Matrix III.
                                            Humphreys is a managing partner of Matrix III MC, the general partner of Matrix III, and may be deemed to have shared power to dispose of such shares.
--------------------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                       2,011,277 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                    [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   14.54%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Geotel Communications Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  25 Porter Road
                  Littleton, MA  01460

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Matrix Partners III, L.P. ("Matrix III"), Matrix III Management Company ("Matrix III MC"), Paul
                  J. Ferri ("Ferri"), Frederick K. Fluegel ("Fluegel") and W. Michael Humphreys ("Humphreys"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Matrix III MC is the general partner of Matrix III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by Matrix III. Ferri, Fluegel and Humphreys are the managing partners of Matrix III MC, and may be deemed to have indirect beneficial ownership of the shares of issuer directly owned by Matrix III.

                  Matrix III MC hereby disclaims beneficial ownership of shares of issuer directly owned by Matrix III except to the extent of any indirect pecuniary interest therein. Ferri, Fluegel and Humphreys hereby disclaim beneficial ownership of the shares held by Matrix Partners III except to the extent of any respective indirect pecuniary interest therein.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Matrix Partners
                  1000 Winter Street, Suite 4500
                  Waltham, MA 02154

                                                              Page 8 of 12 Pages


ITEM 2(c)         CITIZENSHIP:

                  Matrix III is a Delaware limited partnership, Matrix III MC is a Massachusetts general partnership, and Ferri, Fluegel and Humphreys are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 373656107

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)       Amount beneficially owned:

                                     See Row 9 of cover page for each  Reporting
                                     Person.

                           (b)       Percent of Class:

                                     See Row 11 of cover page for each Reporting
                                     Person.

                           (c) Number of shares as to which such person has:


                                            (i)       Sole  power  to vote or to
                                                      direct the vote:

                                                      See  Row 5 of  cover  page
                                                      for each Reporting Person.

                                            (ii)      Shared power to vote or to
                                                      direct the vote:

                                                      See  Row 6 of  cover  page
                                                      for each Reporting Person.

                                            (iii)     Sole  power to  dispose or
                                                      to direct the  disposition
                                                      of:

                                                      See  Row 7 of  cover  page
                                                      for each Reporting Person.

                                            (iv)      Shared power to dispose or
                                                      to direct the  disposition
                                                      of:

                                                      See  Row 8 of  cover  page
                                                      for each Reporting Person.

                                                              Page 9 of 12 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN FIVE  PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Matrix III and Matrix III MC, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION   AND  CLASSIFICATION OF THE SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 10 of 12 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 1997


                                             MATRIX PARTNERS III, L.P.

                                             By: Matrix III Management  Company,
                                             its general partner


                                             By: /s/ W. Michael Humphreys
                                                --------------------------------
                                                W.  Michael  Humphreys,  General
                                                Partner

                                             MATRIX III MANAGEMENT COMPANY


                                             By: /s/ W. Michael Humphreys
                                                --------------------------------
                                                W. Michael  Humphreys,  Managing
                                                Partner



                                             /s/ Paul J. Ferri
                                             -----------------------------------
                                             PAUL J. FERRI


                                             /s/ Frederick  K. Fluegel
                                             -----------------------------------
                                             FREDERICK K. FLUEGEL



                                             /s/W.  Michael Humphreys
                                             -----------------------------------
                                             W. MICHAEL HUMPHREYS

                                                             Page 11 of 12 Pages




                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                           --------------

Exhibit A:  Agreement of Joint Filing                                 Page 12

                                                             Page 12 of 12 Pages

                                    EXHIBIT A
                                   -----------


                            Agreement of Joint Filing
                           ---------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Geotel Communications Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 7th day of February, 1997.

                                             MATRIX PARTNERS III, L.P.

                                             By: Matrix III Management  Company,
                                             its general partner


                                             By: /s/ W. Michael Humphreys
                                                --------------------------------
                                                W.  Michael  Humphreys,  General
                                                Partner


                                             MATRIX III MANAGEMENT COMPANY


                                             By: /s/ W. Michael Humphreys
                                                --------------------------------
                                                W. Michael  Humphreys,  Managing
                                                Partner


                                             /s/ Paul J. Ferri
                                             -----------------------------------
                                             PAUL J. FERRI


                                             /s/ Frederick  K. Fluegel
                                             -----------------------------------
                                             FREDERICK K. FLUEGEL


                                             /s/W.  Michael   Humphreys
                                             -----------------------------------
                                             W. MICHAEL HUMPHREYS